Exhibit 99.1

FiEE, Inc. Acquires Advanced Tech Suite Expected to Supercharge IoT-AI Content & Audience Targeting Platform

2 July, 2025

Hong Kong, 2 July 2025 — FiEE, Inc. (NASDAQ:MINM) (“FiEE” or the “Company”), a technology company integrating IoT, connectivity and AI to redefine brand management solutions in the digital era, is pleased to announce that on June 30, 2025, it entered into an asset purchase agreement with Suzhou Yixuntong Network Technology Co., Ltd. (“Yixuntong”) to acquire intellectual property and fixed assets for a total purchase price of USD1,400,000 (the “Acquisition”). The Acquisition was structured as a simultaneous sign and close transaction which closed on June 30, 2025.

The acquired assets include advanced product authentication technologies featuring systematic algorithmic verification and certification capabilities, high-efficiency file transfer systems designed to support large-capacity video uploads for both business and consumer applications, and blockchain-powered KYC solutions that ensure secure identity verification and robust data protection. The Acquisition encompasses over twenty software copyrights and three core patents that are expected to significantly enhance FiEE’s technological capabilities across multiple business areas.

This strategic move is expected to allow FiEE to expand its service offerings across both enterprise and consumer markets while adding critical tools to its growth toolkit, seamlessly linking market-facing content capabilities with backend infrastructure and compliance solutions.

Rafael Li, Chief Executive Officer of FiEE, commented, “By integrating Yixuntong’s cutting-edge authentication, file transfer, and KYC technologies, we believe we are enhancing our platform’s capabilities while creating new revenue streams. These innovations are expected to power our SaaS evolution, delivering unique value to both enterprise clients and individual creators - strengthening engagement across our entire To-B and To-C ecosystem. We’re not just acquiring technology, but we believe we are building the foundation for sustainable, diversified growth.”

From the initial signing of the non-binding letter of intent on March 25, 2025 through May 31, 2025, the Company secured 85 sales contracts via SaaS platform integration with FiEE HK, a wholly owned subsidiary of FiEE, and the Managed Creator Network (MCN) business launch, generating total contract values exceeding USD400,000. With its ongoing strategic transformation, the Company is establishing a comprehensive value ecosystem that offers a secure, diverse and enduring platform in talent-brand management solutions through Cloud-Managed Connectivity (WiFi) Platform, IoT Hardware Sales & Licensing, SaaS Solutions, and Professional To-C and To-B Services & Support.

By leveraging cutting-edge technologies, including cybersecurity, market analysis, AI and big data analysis, FiEE provides comprehensive protection for original creations, digital arts, NFTs, and exclusive content. With a long-term vision to cultivate a billion-follower KOL community, the Company believes it is positioned to drive sustained success for digital creators while delivering lasting value to shareholders in the evolving digital landscape.

About FiEE, Inc.

FiEE, Inc. (NASDAQ:MINM), formerly Minim, Inc., was founded in 1977. It has a historical track record of delivering comprehensive WiFi/Software as a Service platform in the market. After years of development, it made the strategic decision to transition to a Software First Model in 2023 to expand its technology portfolio and revenue streams. In 2025, FiEE rebranded itself as a technology company leveraging its expertise in IoT, connectivity, and AI to explore new business prospects and extend its global footprint.

FiEE’s services are structured into four key categories: Cloud-Managed Connectivity (WiFi) Platform, IoT Hardware Sales & Licensing, SaaS Solutions, and Professional To-C and To-B Services & Support. Notably, FiEE has introduced its innovative Software as a Service solution, which integrate its AI and data analytics capabilities into content creation and brand management. This initiative has led to the nurturing of a robust pool of KOLs on major social media platforms worldwide, assisting them in developing, managing, and optimizing their digital presence across global platforms. FiEE’s services include customized graphics and posts, short videos, and editorial calendars tailored to align with brand objectives.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding the benefits of the Acquisition ; the expected success of the Company’s new SaaS products; the Company’s business strategy, including its strategic transformation; and the Company’s ability to drive long-term growth and shareholder value. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the Company to realize the anticipated benefits of the Acquisition; the ability of the Company to maintain compliance with the Nasdaq continued listing standards; the impact of fluctuations in global financial markets on the Company’s business and the actions it may take in response thereto; the Company’s ability to execute its plans and strategies; and the impact of government laws and regulations. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 , the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and elsewhere in the Company’s subsequent reports filed with the U.S. Securities and Exchange Commission from time to time and available at www.sec.gov.

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fiee@dlkadvisory.com

Source: FiEE, Inc.